EXHIBIT 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

The Board of Directors and Shareholders

Res-Care, Inc.:

We consent to the incorporation by reference in the registration statements, (No. 333-50726), (No. 333-126279), (No. 333-126282) and (No. 333-117008) on Form S-8 and (No. 333-131590) on Form S-4 of Res-Care, Inc. of our reports dated March 9, 2010, with respect to the consolidated balance sheets of Res-Care, Inc. and subsidiaries as of December 31, 2009 and 2008, and the related consolidated statements of operations, shareholders’ equity and comprehensive (loss) income, and cash flows for each of the years in the three-year period ended December 31, 2009 and related financial statement schedule, and the effectiveness of internal control over financial reporting as of December 31, 2009, which reports appear in the December 31, 2009 annual report on Form 10-K of Res-Care, Inc.

/s/ KPMG LLP

Louisville, Kentucky

March 9, 2010